Exhibit 99.1
Accenture Reports Strong First-Quarter Fiscal 2009 Results
— Revenues increase 6% in U.S. dollars and 9% in local currency, to $6.02 billion —
— EPS up 24%, to $0.74 —
— Operating income up 12%, to $815 million;
Operating margin expands 70 basis points, to 13.5% —
NEW YORK; Dec. 18, 2008 — Accenture (NYSE: ACN) reported strong financial results for the first quarter of fiscal 2009, ended Nov. 30, 2008, with net revenues of $6.02 billion, an increase of 6 percent in U.S. dollars and 9 percent in local currency over the same period last year. Diluted earnings per share were $0.74, an increase of 24 percent.
Operating income grew 12 percent, to $815 million, and operating margin expanded 70 basis points, to 13.5 percent.
New bookings for the quarter were $5.80 billion, with consulting bookings of $3.56 billion and outsourcing bookings of $2.24 billion.
William D. Green, Accenture’s chairman & CEO, said, “We’re very pleased with our strong first-quarter performance, especially given the macro-economic environment. Demand patterns are changing but remain very active and positive looking forward. We drove revenue growth right to the bottom line, expanding operating margin by 70 basis points and delivering outstanding earnings per share. We also generated significant cash flow, and our balance sheet continues to be exceptionally strong.
“Our strong client relationships, global presence, relevant and diversified service offerings and financial strength are great advantages in this environment. Our results clearly demonstrate both our relative resistance to the economic turmoil and the close and disciplined management of our business. We are revising our business outlook for the rest of the year primarily to reflect changing foreign-currency assumptions. We are also making a modest and prudent adjustment to our revenue outlook given overall market uncertainty. That said, we are positive about the business and about how we are managing it to ensure that we continue to deliver exceptional value to our clients and strong results for our shareholders.”
Financial Review
Revenues before reimbursements (“net revenues”) for the first quarter of fiscal 2009 were $6.02 billion, compared with $5.67 billion in the first quarter of fiscal 2008, an increase of 6 percent in U.S. dollars and 9 percent in local currency. Net revenues for the first quarter of fiscal 2009 reflect a foreign-exchange impact of negative 3 percent, greater than the negative 1 percent to positive 1 percent impact the company had previously assumed. Adjusting for the actual foreign-exchange impact in the first quarter, the company’s previously expected net revenue range for the quarter would have been $5.9 billion to $6.2 billion. Therefore, Accenture’s first-quarter fiscal 2009 net revenues of $6.02 billion were solidly within the expected range.

•	Consulting net revenues for the quarter were $3.66 billion, an increase of 6 percent in U.S. dollars and 9 percent in local currency over the first quarter of fiscal 2008.

•	Outsourcing net revenues were $2.36 billion, an increase of 7 percent in U.S. dollars and 9 percent in local currency over the first quarter of fiscal 2008.
Diluted EPS for the quarter were $0.74, compared with $0.60 in the first quarter of fiscal 2008, an increase of $0.14, or 24 percent.
•	The EPS increase reflects $0.20, or 33 percent growth, from the company’s strong performance, broken down as:
—	$0.08, or 13 percent growth, from strong growth in revenue and operating income in local currency;

—	$0.08 from a lower effective income tax rate and non-recurring final determinations of prior-year tax liabilities; and

—	$0.04 from a lower share count.
•	This was partially offset by ($0.04) from non-operating items, including lower interest income, and ($0.02) from unfavorable foreign-exchange rates in the first quarter of fiscal 2009 compared with the same period last year.
Operating income for the first quarter increased 12 percent, to $815 million, or 13.5 percent of net revenues, compared with $726 million, or 12.8 percent of net revenues, for the first quarter of fiscal 2008, an operating-margin expansion of 70 basis points.
Gross margin (gross profit as a percentage of net revenues) was 31.4 percent, compared with 30.1 percent for the first quarter last year, an expansion of 130 basis points.
Selling, general and administrative (SG&A) expenses for the first quarter were $1.07 billion, or 17.8 percent of net revenues, compared with $970 million, or 17.1 percent of net revenues, for the first quarter last year. SG&A expenses in the first quarter of fiscal 2009 include a $72 million provision for bad debt as a reserve for collection risks, given current economic conditions. Absent this provision, SG&A expenses as a percent of net revenues would have been 16.6 percent.
The company’s effective tax rate for the first quarter was 26.6 percent, compared with 34.6 percent for the first quarter last year. The reduction was primarily a result of benefits related to tax-rate reductions taking effect in fiscal 2009 and final determinations of prior-year tax liabilities recorded in the first quarter of fiscal 2009.
Income before minority interest for the first quarter was $593 million, compared with $506 million for the same period of fiscal 2008, an increase of 17 percent.
Operating cash flow for the first quarter was $468 million, an increase of $499 million over the same period last year, and property and equipment additions were $72 million. Free cash flow, defined as operating cash flow net of property and equipment additions, was $396 million. For the same period last fiscal year, operating cash flow was negative $31 million; property and equipment additions were $89 million; and free cash flow was negative $120 million.
Accenture’s total cash balance at Nov. 30, 2008 was $2.78 billion, compared with $3.60 billion at Aug. 31, 2008. The difference reflects share repurchases and annual dividend payments in the first quarter of fiscal 2009, as well as a $300 million reduction due to foreign-exchange translations on the cash balances the company holds around the world, partially offset by strong operating cash flow.
Days services outstanding, or DSOs, were 36 at Nov. 30, 2008, compared with 37 at Aug. 31, 2008.
Utilization for the first quarter of fiscal 2009 was 83 percent, consistent with the first quarter last year. Attrition was 13 percent, compared with 17 percent in the same period last year.
New Bookings
New bookings for the first quarter were $5.80 billion. This reflects a negative 4 percent foreign-currency impact when compared to new bookings in the first quarter last year.
▪	Consulting new bookings were $3.56 billion, or 61 percent of total new bookings, representing the eighth consecutive quarter of consulting bookings greater than $3 billion.

▪	Outsourcing new bookings were $2.24 billion, or 39 percent of total new bookings.
Net Revenues by Operating Group
Net revenues by operating group for the first quarter were as follows:
▪	Communications & High Tech: $1,364 million, compared with $1,312 million for the first quarter of fiscal 2008, an increase of 4 percent in U.S. dollars and 6 percent in local currency.

▪	Financial Services: $1,238 million, compared with $1,244 million for the same period last year, flat in U.S. dollars and an increase of 2 percent in local currency.

▪	Products: $1,567 million, compared with $1,473 million for the year-ago period, an increase of 6 percent in U.S. dollars and 9 percent in local currency.

▪	Public Service: $761 million, compared with $709 million for the year-ago period, an increase of 7 percent in U.S. dollars and 11 percent in local currency.

▪	Resources: $1,079 million, compared with $931 million for the same period of fiscal 2008, an increase of 16 percent in U.S. dollars and 20 percent in local currency.
Net Revenues by Geographic Region
Net revenues by geographic region in the first quarter were as follows:
▪	Americas: $2,576 million, compared with $2,325 million for the first quarter of fiscal 2008, an increase of 11 percent in U.S. dollars and 12 percent in local currency.

▪	Europe, Middle East and Africa (EMEA): $2,873 million, compared with $2,883 million for the first quarter of fiscal 2008, flat in U.S. dollars and an increase of 4 percent in local currency.

▪	Asia Pacific: $570 million, compared with $465 million for the year-ago period, an increase of 22 percent in U.S. dollars and 25 percent in local currency.
Share Repurchase Activity
During the first quarter of fiscal 2009, Accenture repurchased or redeemed 21.8 million shares for a total of $690 million, including $431 million for 14.0 million shares repurchased in the open market. Accenture’s total remaining share repurchase authority at Nov. 30, 2008, was approximately $1.9 billion.
At Nov. 30, 2008, Accenture had approximately 744 million total shares outstanding, including 607 million Accenture Ltd Class A common shares and minority holdings of 137 million shares (Accenture SCA Class I common shares and Accenture Canada Holding, Inc. exchangeable shares).
Dividend
On Nov. 17, 2008, a cash dividend of $0.50 per share was paid on Accenture Ltd’s Class A common shares to shareholders of record at the close of business on Oct. 10, 2008. On Nov. 17, 2008, a cash dividend of $0.50 per share was also paid on Accenture SCA Class I common shares to shareholders of record at the close of business on Oct. 7, 2008.
Business Outlook
Accenture is revising its outlook for the remainder of fiscal 2009 primarily to reflect changing foreign-currency assumptions. The company is also making a modest adjustment to its outlook for net revenue growth for the year, given continued market uncertainty. The company is raising its outlook for operating margin for the full year to reflect the expected impact of its strong management of costs.
Second Quarter Fiscal 2009
Accenture expects net revenues for the second quarter of fiscal 2009 to be in the range of $5.45 billion to $5.65 billion. This range assumes a foreign-exchange impact of negative 8 percent to negative 10 percent compared with the second quarter of fiscal 2008.
Fiscal Year 2009
The company’s revised business outlook for the full fiscal year assumes a foreign-exchange impact of negative 8 percent to negative 10 percent compared with fiscal 2008. The company’s previous business outlook for the year assumed a foreign-exchange impact of negative 2 percent to negative 4 percent.

Accenture is now targeting new bookings for fiscal 2009 in the range of $24 billion to $27 billion. The company’s previous range was $26 billion to $29 billion.
For the full fiscal year, Accenture now expects net revenue growth to be in the range of 6 percent to 10 percent in local currency. The company’s previous range was 9 percent to 12 percent in local currency.
Accenture now expects operating margin for the full fiscal year to be in the range of 13.4 percent to 13.7 percent, up from its previous range of 13.0 percent to 13.3 percent and representing a year-over-year expansion of 50-80 basis points.
The company now expects diluted EPS for the full fiscal year to be in the range of $2.78 to $2.85. The company’s previous range was $2.85 to $2.93.
Accenture now expects operating cash flow to be $2.8 billion to $3.0 billion; property and equipment additions to be $370 million; and free cash flow to be in the range of $2.4 billion to $2.6 billion. The company’s previous outlook was $3.0 billion to $3.2 billion for operating cash flow; $425 million for property and equipment additions; and $2.6 billion to $2.8 billion for free cash flow.
The company now expects its annual effective tax rate to be in the range of 29 percent to 31 percent, down from its previous range of 30 percent to 32 percent.
Conference Call and Webcast Details
Accenture will host a conference call at 4:30 p.m. EST today to discuss its second-quarter fiscal 2009 financial results. To participate, please dial +1 (800) 230-1093 [+1 (612) 234-9959 outside the United States, Puerto Rico and Canada] approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accenture website at www.accenture.com.
A replay and podcast of the conference call will be available on the Investor Relations section of the Accenture website beginning at 7:00 p.m. EST today, Thursday, Dec. 18, and continuing until Wednesday, March 25, 2009. The replay will also be available via telephone by dialing +1 (800) 475-6701 [+1 (320) 365-3844 outside the United States, Puerto Rico and Canada] and entering access code 970592 from 7:00 p.m. EST today, Thursday, Dec. 18, through 11:59 p.m. EST Friday, Jan. 2, 2009.

About Accenture
Accenture is a global management consulting, technology services and outsourcing company. Combining unparalleled experience, comprehensive capabilities across all industries and business functions, and extensive research on the world’s most successful companies, Accenture collaborates with clients to help them become high-performance businesses and governments. With more than 187,000 people serving clients in over 120 countries, the company generated net revenues of US$23.39 billion for the fiscal year ended Aug. 31, 2008. Its home page is www.accenture.com.
Non-GAAP Financial Information
This press release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to Accenture’s financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release. Accenture’s management believes providing investors with this information gives additional insights into Accenture’s results of operations. While Accenture’s management believes that these non-GAAP financial measures are useful in evaluating Accenture’s operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.
Forward-Looking Statements
Except for the historical information and discussions contained herein, statements in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. These include, without limitation, risks that: our results of operations could be adversely affected by economic and political conditions and the effects of these conditions on our clients’ businesses and levels of business activity; our results of operations could be negatively affected if we cannot expand and develop our services and solutions in response to changes in technology and client demand; the consulting, systems integration and technology and outsourcing markets are highly competitive and we might not be able to compete effectively; our work with government clients exposes us to additional risks in the government contracting environment; clients may not be satisfied with our services; liabilities could arise if our subcontractors or other third parties cannot deliver their project contributions on time or at all; our results of operations could be adversely affected if our clients terminate their contracts with us on short notice; our outsourcing services subject us to operational and financial risk; our results of operations may be adversely affected by the type and level of technology spending by our clients; our profitability may suffer if we are not able to maintain favorable pricing rates and utilization rates, if we cannot control our costs, or if we cannot anticipate the cost and complexity of performing our work; our business could be negatively affected by legal liability that results from our providing solutions or services; our global operations are subject to complex risks, some of which might be beyond our control; our growth and our ability to compete may be adversely affected if we cannot attract, retain and motivate our employees or efficiently utilize their skills; our business may be adversely affected if we cannot manage the organizational challenges associated with the size and expansion of our company; new tax legislation or interpretations could lead to an increase in our tax burden; negative publicity related to Bermuda companies could affect our relationships with our clients; consolidation in the industries that we serve could adversely affect our business; our ability to attract and retain business may depend on our reputation in the marketplace; the share price of Accenture Ltd Class A common shares could be adversely affected by sales, or the anticipation of future sales, of Class A common shares held by our employees and former employees; as well as the risks, uncertainties and other factors discussed under the “Risk Factors” heading in our most recent annual report on Form 10-K and other documents filed with or furnished to the Securities and Exchange Commission. Statements in this press release speak only as of the date they were made, and Accenture undertakes no duty to update any forward-looking statements made in this news release or to conform such statements to actual results or changes in Accenture’s expectations.
###

Contact:
Roxanne Taylor
Accenture
+1 (917) 452 5106
roxanne.taylor@accenture.com

ACCENTURE LTD
CONSOLIDATED INCOME STATEMENTS
(In thousands of U.S. dollars, except share and per share data)
(Unaudited)

	For the Three Months Ended November 30,
		% of Net		% of Net
	2008	Revenues	2007	Revenues
REVENUES:
Revenues before reimbursements (Net revenues)	$6,019,497	100%	$5,673,913	100%
Reimbursements	451,111		428,044

Revenues	6,470,608		6,101,957
OPERATING EXPENSES:
Cost of services:
Cost of services before reimbursable expenses	4,131,689	68.6%	3,968,836	69.9%
Reimbursable expenses	451,111		428,044

Cost of services	4,582,800		4,396,880
Sales and marketing	563,192	9.4%	520,398	9.2%
General and administrative costs	506,739	8.4%	449,957	7.9%
Reorganization costs, net	3,105		8,323

Total operating expenses	5,655,836		5,375,558

OPERATING INCOME	814,772	13.5%	726,399	12.8%

Gain on investments, net	1,360		5,471
Interest income	22,196		37,780
Interest expense	(3,400)		(5,398)
Other (expense) income, net	(26,407)		9,237

INCOME BEFORE INCOME TAXES	808,521	13.4%	773,489	13.6%

Provision for income taxes	215,288		267,931

INCOME BEFORE MINORITY INTEREST	593,233	9.9%	505,558	8.9%

Minority interest in Accenture SCA and Accenture Canada Holdings Inc.	(108,133)		(119,813)
Minority interest — other (1)	(5,234)		(4,460)

NET INCOME	$479,866	8.0%	$381,285	6.7%

CALCULATION OF EARNINGS PER SHARE:
Net income	$479,866		$381,285
Minority interest in Accenture SCA and Accenture Canada Holdings Inc. (2)	108,133		119,813

Net income for diluted earnings per share calculation	$587,999		$501,098

EARNINGS PER SHARE:
- Basic	$0.77		$0.62
- Diluted	$0.74		$0.60
WEIGHTED AVERAGE SHARES:
- Basic	622,243,687		611,842,254
- Diluted	796,948,530		839,993,849
Cash dividends per share	$0.50		$0.42

(1)	Minority interest — other is comprised primarily of minority interest attributable to the minority shareholders of Avanade, Inc.

(2)	Diluted earnings per share assumes the redemption and exchange of all Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares, respectively, for Accenture Ltd Class A common shares on a one-for-one basis.

ACCENTURE LTD
SUMMARY OF REVENUES
(In thousands of U.S. dollars)
(Unaudited)

				Percent
	For the Three Months Ended		Percent	Increase
	November 30,	November 30,	Increase	Local
	2008	2007	US$	Currency
OPERATING GROUPS
Communications & High Tech	$1,363,818	$1,311,732	4%	6%
Financial Services	1,238,078	1,243,970	0%	2%
Products	1,567,392	1,472,856	6%	9%
Public Service	760,904	708,962	7%	11%
Resources	1,079,228	930,962	16%	20%
Other	10,077	5,431	n/m	n/m

TOTAL Net Revenues	6,019,497	5,673,913	6%	9%
Reimbursements	451,111	428,044	5%

TOTAL REVENUES	$6,470,608	$6,101,957	6%

GEOGRAPHY
Americas	$2,576,378	$2,325,221	11%	12%
EMEA	2,873,086	2,883,329	0%	4%
Asia Pacific	570,033	465,363	22%	25%

TOTAL Net Revenues	$6,019,497	$5,673,913	6%	9%

TYPE OF WORK
Consulting	$3,657,175	$3,458,586	6%	9%
Outsourcing	2,362,322	2,215,327	7%	9%

TOTAL Net Revenues	$6,019,497	$5,673,913	6%	9%

n/m = not meaningful
OPERATING INCOME BY OPERATING GROUP

	For the Three Months Ended November 30,
	2008		2007
	Operating	Operating	Operating	Operating	Increase
OPERATING GROUPS	Income	Margin	Income	Margin	(Decrease)
Communications & High Tech	$179,156	13%	$128,032	10%	$51,124
Financial Services	157,239	13%	179,524	14%	(22,285)
Products	225,064	14%	219,125	15%	5,939
Public Service	91,051	12%	68,378	10%	22,673
Resources	162,262	15%	131,340	14%	30,922

Total	$814,772	13.5%	$726,399	12.8%	$88,373

ACCENTURE LTD
CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars)

	November 30, 2008	August 31, 2008
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$2,782,961	$3,602,760
Short-term investments	13,117	20,282
Receivables from clients, net	2,754,895	2,996,815
Unbilled services, net	1,389,612	1,518,580
Other current assets	890,027	1,020,691

Total current assets	7,830,612	9,159,128

NON-CURRENT ASSETS:
Unbilled services, net	33,861	43,627
Investments	12,428	19,034
Property and equipment, net	734,597	800,164
Other non-current assets	2,320,557	2,376,572

Total non-current assets	3,101,443	3,239,397

TOTAL ASSETS	$10,932,055	$12,398,525

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt and bank borrowings	$1,249	$6,570
Accounts payable	904,095	1,017,227
Deferred revenues	1,529,917	1,810,661
Accrued payroll and related benefits	2,499,995	2,809,196
Other accrued liabilities	1,088,987	1,204,224

Total current liabilities	6,024,243	6,847,878

NON-CURRENT LIABILITIES:
Long-term debt	1,198	1,708
Other non-current liabilities	2,301,194	2,356,264

Total non-current liabilities	2,302,392	2,357,972

MINORITY INTEREST	533,213	652,169

SHAREHOLDERS’ EQUITY	2,072,207	2,540,506

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$10,932,055	$12,398,525

ACCENTURE LTD
CONSOLIDATED CASH FLOWS STATEMENTS

(In thousands of U.S. dollars)
(Unaudited)

	For the Three Months Ended
	November 30,	November 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$479,866	$381,285
Depreciation, amortization and asset impairments	119,563	125,168
Share-based compensation expense	87,123	72,017
Minority interest	113,367	124,273
Change in assets and liabilities/Other, net	(331,787)	(734,214)

Net cash provided by (used in) operating activities	468,132	(31,471)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(71,876)	(88,780)
Purchases of businesses and investments, net of cash acquired	(1,307)	(52,375)
Other investing, net	13,410	103,752

Net cash used in investing activities	(59,773)	(37,403)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common shares	131,597	149,038
Purchases of common shares	(689,952)	(619,174)
Cash dividends paid	(378,446)	(333,685)
Other financing, net	8,881	12,475

Net cash used in financing activities	(927,920)	(791,346)
Effect of exchange rate changes on cash and cash equivalents	(300,238)	18,197

NET DECREASE IN CASH AND CASH EQUIVALENTS	(819,799)	(842,023)

CASH AND CASH EQUIVALENTS, beginning of period	3,602,760	3,314,396

CASH AND CASH EQUIVALENTS, end of period	$2,782,961	$2,472,373